Exhibit 15.1

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

February 15, 2024

TO: Golden Heaven Group Holdings Ltd.

Fourth Floor, Harbour Place,

103 South Church Street, P.O. Box 10240,

Grand Cayman KY1-1002, Cayman Islands.

RE: Consent Letter on Golden Heaven Group Holdings Ltd. – Form F-20

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC,” “Item 4. Information on the Company—B. Business Overview—PRC Regulations,” “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Legal Proceedings” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in Golden Heaven Group Holdings Ltd.’s annual report on Form 20-F for the year ended September 30, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ AllBright Law Offices (Fuzhou)
AllBright Law Offices (Fuzhou)